Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-215532 and Form F-3 No. 333-215531) of our report dated April 4, 2017, with respect to the consolidated financial statements of Strongbridge Biopharma plc included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 4, 2017